Exhibit 99.(4)(g)(ii)

FUND PARTICIPATION AGREEMENT

THIS FUND PARTICIPATION AGREEMENT (“Agreement”) is made as of the 17h day of January, 2017, by and among: Calvert Variable Series, Inc. and Calvert Variable Products, Inc. (each a “Fund,” and together, the “Funds”), each a Maryland corporation, on its behalf and on behalf of each Portfolio (as defined below); Eaton Vance Distributors, Inc. (“EVD”); and Jefferson National Life Insurance Company, a life insurance company organized under the laws of the State of Texas, and Jefferson National Life Insurance Company of New York, a life insurance company organized under the laws of the state of New York (together the “Company”) on behalf of itself and certain of its segregated asset accounts (each an “Account” and together the “Accounts”).

WHEREAS, the Company has entered into a Participation Agreement, dated May 1, 2014, as amended, with the Funds and Calvert Investment Distributors, Inc. (“CID”) (the “Calvert Agreement”).  Pursuant to the Calvert Agreement, the Accounts identified therein may invest in the Funds and its separate investment series listed in the Calvert Agreement (each a “Portfolio” and together the “Portfolios”), which are currently distributed by CID. The Company has also entered into a Rule 22c-2, dated  on or around April 21, 2014, with CID (together with the Calvert Agreement, the “Calvert Agreements”);

WHEREAS, Calvert Research and Management (“CRM”), an affiliate of Eaton Vance Corp. and EVD, has agreed to purchase substantially all of the business assets of Calvert Investment Management, Inc., investment adviser to the Funds, (“CIM”), subject to various closing conditions (the “Transaction”).  In the Transaction, which will close once the conditions to closing have been satisfied (the “Transaction Date”), CRM will assume only specified business assets of CIM and will not assume any of CIM’s liabilities.  The Transaction Date is anticipated to be on or about December 30, 2016;

WHEREAS, as of the Transaction Date, CRM will become the investment adviser to the Funds, EVD will become the Funds’ principal underwriter, and CDI will no longer distribute Fund shares or otherwise provide services to the Funds; and

WHEREAS, the Company and the Accounts desire to continue to invest in the Funds and the Portfolios, and the Funds and the Portfolios desire to continue to make their shares available for purchase to the Company and the Accounts following the closing of the Transaction.

NOW THEREFORE, in consideration of the mutual benefits and promises contained herein, the parties hereto agree as follows:

SECTION 1.                         The parties hereto hereby (i) adopt all terms of the Calvert Agreements and (ii) affirm all respective agreements made in the Calvert Agreements, all effective as of the Transaction Date, and (iii) agree that the terms of the Calvert Agreements that relate to CID will now relate to EVD, except as otherwise provided herein.

SECTION 2.                         Each Fund represents and warrants that (i) the Portfolio shares offered and sold pursuant to this agreement are registered under the Securities Act of 1933, as amended and sold in accordance with all applicable federal and state laws, and the Funds are registered under the Investment Company Act of 1940, as amended; (ii) each Portfolio will comply with the diversification requirements set forth in Section 817(h) of the Internal Revenue Code (“Code”), and the rules and regulations thereunder, including without limitation Treasury

Regulation §1.817-5 and (iii) each Portfolio invested in by an Account intends to elect to be treated as a “regulated investment company” under Subchapter M of the Code, and will make every effort to maintain such qualification (under Subchapter M or an successor or similar provision).

SECTION 3.                         EVD represents that it is and warrants that it shall remain duly registered as a broker-dealer under all applicable federal and state securities laws and agrees that it shall perform its obligations to the Funds in compliance in all material respects with the laws of The Commonwealth of Massachusetts and any applicable state and federal securities laws. EVD further represents that it is a member in good standing of the Financial Industry Regulatory Authority, Inc.

SECTION 4.                         Company confirms that all of its representations, warranties and conditions in the Calvert Agreements continue in full force and effect.

SECTION 5.                         No party hereto shall have any duty, responsibility or liability whatsoever to any other party hereto with respect to the Calvert Agreements prior to the Transaction Date, and the Calvert Agreements shall be of no force or effect with respect to the parties hereto except as otherwise specifically provided in this Agreement.

SECTION 6.                         The parties agree that EVD shall only assume liability under the Agreement as of the Transaction Date, and EVD and its affiliates shall have no liability whatsoever (including, without limitation, any indemnification obligation) for any act or omission of the Company prior to the Transaction date, or for any costs, expenses, loses, damages, liabilities of any kind whatsoever, arising prior to the Transaction Date.

SECTION 7.                         As of the Transaction Date, the Funds and the Portfolios will rely on an exemptive order from the U.S. Securities and Exchange Commission to permit shares of the Funds to be sold to and held by variable annuity and variable life insurance separate accounts of participating insurance companies that may or may not be affiliated with one another, qualified pension and retirement plans  and other permitted investors (“Mixed and Shared Funding Exemptive Order”), a copy of which the Funds agree to provide the Company upon request, and the Company hereby agrees to be bound by the terms and conditions of the Mixed and Shared Funding Exemptive Order.

SECTION 8.                         All notices to EVD pursuant to the Agreement shall be sent as follows:

Eaton Vance Distributors, Inc.

Two International Place

Boston, MA 02110

Attn: Chief Legal Officer

SECTION 9.                         The occurrence of the Transaction on the Transaction Date is a condition precedent to the effectiveness of the terms of this Agreement.  Upon the effectiveness of this Agreement, the parties hereto agree that the Calvert Agreements shall no longer have any force or effect.

SECTION 10.                  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  The parties agree that this Agreement will be considered signed when the signature of a party is delivered by facsimile transmission or delivered by scanned image (e.g. .pdf, .tiff, jpg, .jpeg or other file extension) as an attachment to an email. Such facsimile or scanned image may include this Agreement in its entirety or a standalone signature page, either of which shall have the same effect as an original signature and shall be considered definitive evidence of the final agreement between the parties.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute this Agreement as of the date and year first above written.

JEFFERSON NATIONAL LIFE INSURANCE COMPANY	EATON VANCE DISTRIBUTORS, INC.

By:	By:
Name: Craig Hawley	Name:
Title: General Counsel & Secretary	Title:

JEFFERSON NATIONAL LIFE INSURANCE	CALVERT VARIABLE SERIES, INC
COMPANY OF NEW YORK	CALVERT VARIABLE PRODUCTS, INC

By:	By:
Name: Craig Hawley	Name:
Title: General Counsel & Secretary	Title: